                                                                        EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	CONTACT:	DOUGLAS I. PAYNE
July 17, 2006		Executive Vice President -
Finance and Administration
(276) 627-2157
e-mail:dpayne@stanleyfurniture.com

ANITA W. WIMMER
Vice President - Controller and
Treasurer
(276) 627-2446
e-mail:awimmer@stanleyfurniture.com

STANLEY FURNITURE ANNOUNCES
SECOND QUARTER 2006 OPERATING RESULTS

STANLEYTOWN, VA, July 17, 2006/PRNewswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reported sales and earnings for the second quarter of 2006. Both sales and earnings slightly exceeded management’s updated guidance range provided in mid June 2006.

Second quarter sales and earnings were below the record levels from the year-ago quarter. Net sales of $77.5 million declined 7.4% and earnings per share of $.32 decreased 27.3% from the second quarter of last year.

For the first half of 2006, net sales of $161.0 million decreased 3.4% from the comparable prior year period. Earnings per share declined 13.8% to $.75 compared to $.87 in the first half of 2005.

Second quarter operating income was $6.3 million, or 8.1% of net sales, compared to $9.4 million, or 11.2% of net sales, in the year ago quarter. Year-to-date operating income declined to $14.9 million, or 9.3% of net sales, from $18.8 million, or 11.3% of net sales in the first half of 2005. Lower margins resulted from lower sales, decreased production levels, and higher raw material, compensation and energy costs. As a result of improving processes and reducing lead times, production levels decreased more sharply than the sales decline particularly in the second quarter and led to lower margins due to the under absorption of factory overhead costs.

Working capital, excluding cash and current maturities of long-term debt, decreased $4.6 million during the first half of 2006 to $76.9 million from $81.5 million at December 31, 2005. Total inventories of $61.5 million have decreased $8.5 million and $10.8 million since December 31, 2005 and the year-ago quarter, respectively. Strong cash flow in the first six months of 2006 along with $1.9 million of cash on hand was used to purchase $16.2 million of the Company’s common stock, pay cash dividends of $1.9 million, and reduce debt $1.4 million.

As announced earlier today, the Company’s Board of Directors has authorized $50 million to be used to repurchase shares of the Company’s common stock. At July 1, 2006 total debt outstanding was $10.0 million and cash on hand amounted to $10.6 million.

The Company also announced today its decision to terminate its defined benefit pension plan. No benefits have accrued under this plan since it was frozen in December 1995, at which time Company contributions to a 401k savings plan became the primary retirement benefit. The Company anticipates making additional cash contributions to the pension plan in the range of $1 million to $3 million between now and the final termination. The Company expects to record a charge to earnings in the range of $6 million to $8 million pre-tax, or $3.9 million to $5.2 million net of taxes ($.33 to $.43 per share), upon final termination. The termination will be a standard termination for purposes of the Pension Benefit Guaranty Corporation. It is expected to take 12 to 18 months to obtain the necessary government approvals and complete the plan termination. Pension expense related to this plan for 2005 was approximately $1.2 million and is expected to be about the same for 2006.

Business Outlook

“We are disappointed with the decline in sales; however, we believe this is a result of overall current industry conditions,” commented Jeffrey R. Scheffer, chairman, president and chief executive officer. “Quite frankly, we expect this weaker sales environment to persist for a while and as a result we have lowered our sales and earnings guidance for the balance of the year. We are very pleased with strong cash flow for the first half of 2006 and the progress we have made in our continuous improvement efforts using lean manufacturing principles. These efforts have already resulted in a significant decrease in inventories while improving customer service levels and we believe we are laying the ground work to further improve processes and efficiencies.”

Management offers the following guidance for total year 2006. This guidance excludes any potential receipt of funds by us under the Continued Dumping and Subsidy Offset Act involving tariffs collected by the U.S. government on wooden bedroom furniture imported from China.

•	Net sales are expected to be in the range of $323.5 million to $331 million, a decrease of 1% to 3% compared to the prior year.

•	Operating income is expected to be in the range of $29.8 million to $31.5 million.

•	The Company’s effective tax rate is expected to be 34.8% in 2006.

•	Earnings per share are expected to be in the range of $1.52 to $1.61 compared to $1.77 for 2005.

Management offers the following guidance for the quarter ending September 30, 2006.

•	Net sales are expected to be in the range of $81.0 million to $83.5 million, a decrease of 2.5% to 5.4% from the third quarter of 2005.

•	Operating income is expected to be in the range of $7.4 million to $8.0 million.

•	Earnings per share are expected to be in the range of $.38 to $.41 compared to record earnings of $.44 per share in the year-ago quarter.

Other Information

All earnings per share amounts are on a diluted basis.

Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market. Manufacturing facilities are located in Stanleytown and Martinsville, Va. and Robbinsville and Lexington, N.C. Its common stock is traded on the Nasdaq stock market under the symbol STLY.

Conference Call Details

The Company will host a conference call Tuesday morning, July 18, at 9:00 Eastern Time. The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com. The dial-in-number for the replay (available through July 25, 2006) is (877) 660-6853, the account reference number is 275 and the conference number is 206464.

Forward-Looking Statements

Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include competition in the furniture industry including competition from lower-cost foreign manufacturers, disruptions in offshore sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in China or countries from which we source products, international trade policies of the United States and countries from which we source products, manufacturing realignment, the inability to raise prices in response to inflation and increasing costs, the cyclical nature of the furniture industry, the inability to obtain sufficient quantities of quality raw materials in a timely manner, failure to anticipate or respond to changes to consumer tastes and fashions in a timely manner, business failures or loss of large customers, environmental compliance costs, extended business interruption at manufacturing facilities, and the impact of interest rate changes on the cost of terminating our defined benefit pension plan.

Any forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2006	2005	2006	2005

Net sales	$77,476	$83,635	$161,000	$166,585

Cost of sales	59,858	63,003	123,624	125,488

Gross profit	17,618	20,632	37,376	41,097

Selling, general and administrative expenses	11,323	11,239	22,451	22,290

Operating income	6,295	9,393	14,925	18,807

Other income, net	68	54	161	119
Interest income	146	102	256	154
Interest expense	509	545	1,033	1,115
Income before income taxes	6,000	9,004	14,309	17,965

Income taxes	2,063	3,177	4,980	6,378
Net income	$3,937	$5,827	$9,329	$11,587

Diluted earnings per share	$0.32	$0.44	$0.75	$0.87

Weighted average number of shares	12,264	13,255	12,397	13,316

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	July 1,	July 2,	Dec 31,
	2006	2005	2005

Assets
Current assets:
Cash	$10,627	$13,586	$12,556
Accounts receivable, net	37,958	39,132	36,957
Inventories	61,456	72,283	69,961
Prepaid expenses and other current assets	1,631	1,745	1,435
Deferred income taxes	2,503	2,404	2,462

Total current assets	114,175	129,150	123,371

Property, plant and equipment, net	48,617	51,290	50,744
Goodwill	9,072	9,072	9,072
Other assets	6,753	6,560	7,301

Total assets	$178,617	$196,072	$190,488

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$2,857	$2,857	$2,857
Accounts payable	16,851	19,549	16,405
Accrued expenses	9,816	12,936	12,909

Total current liabilities	29,524	35,342	32,171

Long-term debt	7,143	10,000	8,571
Deferred income taxes	9,737	10,218	10,164
Other long-term liabilities	6,743	6,619	6,833

Stockholders' equity	125,470	133,893	132,749

Total liabilities and stockholders' equity	$178,617	$196,072	$190,488

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended
	July 1,	July 2,
	2006	2005
Cash flows from operating activities:
Cash received from customers	$159,732	$163,434
Cash paid to suppliers and employees	(135,731)	(138,696)
Interest paid, net	(1,393)	(1,519)
Income taxes paid, net	(6,433)	(6,350)
Net cash provided by operating activities	16,175	16,869

Cash flows from investing activities:
Capital expenditures	(749)	(2,721)
Other, net	(17)	(33)
Net cash used by investing activities	(766)	(2,754)

Cash flows from financing activities:
Repayment of senior notes	(1,428)	(2,828)
Purchase and retirement of common stock	(16,175)	(9,993)
Dividends paid	(1,944)	(1,560)
Proceeds from insurance policy loans	1,241	1,110
Tax benefit from exercise of stock options	255
Proceeds from exercise of stock options	713	5,110
Net cash used by financing activities	(17,338)	(8,161)

Net increase (decrease) in cash	(1,929)	5,954
Cash at beginning of period	12,556	7,632

Cash at end of period	$10,627	$13,586

Reconciliation of net income to
net cash provided by operating activities:
Net income	$9,329	$11,587

Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	2,912	2,815
Deferred income taxes	(468)	(514)
Stock-based compensation	297
Tax benefit from exercise of stock options	(255)
Loss on disposal of assets	6
Changes in working capital	5,060	3,424
Other assets	(616)	(367)
Other long-term liabilities	(90)	(76)
Net cash provided by operating activities	$16,175	$16,869